Mail Stop 4-06

      September 12, 2005


Greg Wilson
Chief Financial Officer
Concurrent Computer Corporation
4375 River Green Parkway
Suite 100
Duluth, GA 30096

	Re:	Concurrent Computer Corporation
      Form 10-K for the Fiscal Year Ended June 30, 2004
Forms 10-Q for Fiscal Quarters Ended September 30, 2004, December
31,
2004 and March 31, 2005
      File No. 000-13150

Dear Mr. Wilson:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,

								Kathleen Collins
								Accounting Branch Chief

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Greg Wilson
Concurrent Computer Corporation
June 16, 2005
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